AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 2, 2000

                                      AMONG

                                  PEPSICO, INC.

                                BEVERAGECO, INC.

                                       AND

                             THE QUAKER OATS COMPANY

                                TABLE OF CONTENTS


                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

1.1      The Merger...........................................................
1.2      Closing..............................................................
1.3      Effective Time.......................................................
1.4      Effects of the Merger................................................
1.5      Certificate of Incorporation.........................................
1.6      Bylaws...............................................................
1.7      Effect on Capital Stock..............................................
1.8      Company Stock Options and Other Equity-Based Awards..................
1.9      Certain Adjustments..................................................
1.10     Associated Rights....................................................
1.11     Dissenters' Rights...................................................
1.12     Directors and Officers...............................................


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

2.1      Exchange Fund........................................................
2.2      Exchange Procedures..................................................
2.3      Distributions with Respect to Unexchanged Shares.....................
2.4      No Further Ownership Rights in Company Common Stock..................
2.5      No Fractional Shares of Parent Common Stock..........................
2.6      Termination of Exchange Fund.........................................
2.7      No Liability.........................................................
2.8      Investment of the Exchange Fund......................................
2.9      Lost Certificates....................................................
2.10     Withholding Rights...................................................
2.11     Further Assurances...................................................
2.12     Stock Transfer Books.................................................
2.13     Affiliates...........................................................


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Parent.............................
3.2      Representations and Warranties of the Company........................
3.3      Representations and Warranties of Parent and Merger Sub..............


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1      Covenants of Parent..................................................
4.2      Covenants of the Company.............................................
4.3      Governmental Filings.................................................
4.4      Control of Other Party's Business....................................


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1      Preparation of Proxy Statement; Shareholders Meetings................
5.2      Access to Information/Employees......................................
5.3      Reasonable Best Efforts..............................................
5.4      Acquisition Proposals................................................
5.5      Employee Benefits Matters............................................
5.6      Fees and Expenses....................................................
5.7      Directors' and Officers' Indemnification and Insurance...............
5.8      Public Announcements.................................................
5.9      Accountant's Letters.................................................
5.10     Listing of Shares of Parent Common Stock.............................
5.11     Dividends............................................................
5.12     Affiliates...........................................................
5.13     Section 16 Matters...................................................
5.14     Tax Opinions. .......................................................


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1      Conditions to Each Party's Obligation to Effect the Merger...........
6.2      Additional Conditions to Obligations of Parent and Merger Sub........
6.3      Additional Conditions to Obligations of the Company..................


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

7.1      Termination..........................................................
7.2      Effect of Termination................................................
7.3      Amendment............................................................
7.4      Extension; Waiver....................................................


                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1      Non-Survival of Representations, Warranties and Agreements...........
8.2      Notices..............................................................
8.3      Interpretation.......................................................
8.4      Counterparts.........................................................
8.5      Entire Agreement; No Third Party Beneficiaries.......................
8.6      Governing Law........................................................
8.7      Severability.........................................................
8.8      Assignment...........................................................
8.9      Submission to Jurisdiction; Waivers..................................
8.10     Enforcement..........................................................
8.11     Definitions..........................................................


                                LIST OF EXHIBITS

 Exhibit                           Title
 -------                           -----

5.12          Form of Affiliate Letter
6.2(c)(1)     Form of Opinion of Davis Polk & Wardwell
6.2(c)(2)     Form of Parent Representations Letter
6.2(c)(3)     Form of the Company Representations Letter
6.3(c)(1)     Form of Opinion of Cadwalader, Wickersham & Taft


                                 LIST OF ANNEXES

 Annexes                           Title
 -------                           -----

    A         Form of Option Agreement

          AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2000 (this "Agreement"), among PepsiCo, Inc., a North Carolina corporation ("Parent"), BeverageCo, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and The Quaker Oats Company, a New Jersey corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective shareholders to consummate the business combination transaction provided for herein;

          WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

          WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned by the Company, will be converted into the right to receive shares of common stock, par value 1 2/3 cents per share, of Parent (the "Parent Common Stock") as set forth in Section
1.7 and each Company Preferred Share (as defined in Section 1.7(d)) issued and outstanding immediately prior to the Effective Time will be exchanged in the Merger for Parent preferred stock in accordance with Section 1.7(d);

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

          WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Stock Option Agreement dated as of the date of this Agreement in the form attached as Annex A (the "Option Agreement"), pursuant to which the Company shall grant to Parent an option to purchase shares of Company Common Stock at $95 per share, on the terms and conditions set forth therein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

          1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

          1.2 CLOSING. Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties hereto.

          1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the NJBCA and (ii) make all other filings or recordings required under the NJBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the appropriate official of the State of New Jersey or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

          1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          1.6 BYLAWS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          1.7 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, as defined in Section 1.7(c)), together with the associated Company Rights, shall be converted into the right to receive that number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock (together with any cash in lieu of fractional shares to be paid pursuant to Section 2.5, the "Merger Consideration") equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows and shall be subject to adjustment pursuant to Section 7.1(i):

                (i) If the Parent Market Price is less than or equal to $45.6522, the Exchange Ratio shall equal 2.3; and

                (ii) If the Parent Market Price is greater than $45.6522, the Exchange Ratio shall equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $105, and the denominator of which is the Parent Market Price.

For purposes of this Agreement, "Parent Market Price" shall mean the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the Random Trading Days, "Random Trading Days" shall mean the ten trading days selected by lot out of the thirty trading days ending on and including the Determination Date (with the Random Trading Days selected by lot by Parent and the Company at 5:00 p.m. New York time on the Determination Date), and "Determination Date" shall mean the third NYSE trading day preceding the Closing Date.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by law.

          (c) Each share of Company Common Stock that is owned by the Company at the Effective Time (collectively, the "Cancelled Shares") shall, by virtue of the Merger, cease to be outstanding and shall be automatically cancelled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (d) Each share of Company Series B ESOP Convertible Preferred Stock (the "Company Preferred Shares") that is issued and outstanding immediately prior to the Effective Time shall be exchanged as of the Effective Time for preferred stock of Parent in accordance with Section 8A of Exhibit B of the Company's Restated Certificate of Incorporation (the "Exchanged Preferred Shares"), which in part provides that such Exchanged Preferred Shares shall have, with respect to Parent, insofar as possible, the same rights as the Company Preferred Shares had immediately prior to the Merger, and shall be convertible into the number of shares of Parent Common Stock that is equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock that would have been received if the Company Preferred Shares had been converted immediately prior to the Effective Time.

          (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $5.00 per share, of the Surviving Corporation.

          1.8   COMPANY STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.

          (a) Each Company Stock Option (as defined in Section 3.2(b)) that was granted pursuant to Company Stock Option Plans (as defined in Section 3.2(b)), other than the stock units described in Section 1.8(c), prior to the Effective Time (whether or not vested) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into fully vested options (in accordance with the terms of such options) to purchase shares of Parent Common Stock (a "Parent Stock Option"), and the per share exercise price of such Parent Stock Option shall equal the exercise price of the corresponding Company Stock Option immediately prior to the Effective Time, divided by the Exchange Ratio. The number of shares of Parent Common Stock subject to each such Parent Stock Option shall equal the number of shares of Company Common Stock to which the corresponding Company Stock Option was subject immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share). Each such Parent Stock Option shall otherwise be subject to the same terms and conditions as in effect at the Effective Time, including the expiration date of the option, as the related Company Stock Option. At the Effective Time, (1) all references to the Company in the Company Stock Option Plans and in the stock option agreements evidencing the related Company Stock Options shall be deemed to refer to Parent and (2) Parent shall assume all of the Company's obligations with respect to Company Stock Options as so converted into Parent Stock Options. Promptly after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such Parent Stock Options, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be, or any successor form, with respect to such shares of Parent Common Stock and shall use its reasonable best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses for so long as the Company Stock Options remain outstanding. On or prior to the Effective Time, the Company will take all actions necessary such that grants of Company Stock Options are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such grants in connection with the Merger.

          (b) Restricted shares of Company Common Stock granted pursuant to The Company Long Term Incentive Plan of 1999 and The Company Long Term Incentive Plan of 1990 which are outstanding immediately prior to the Effective Time shall become fully vested and free of restrictions as of the Effective Time in accordance with the terms thereof. Each such award shall be converted, as of the Effective Time, into a number of shares of Parent Common Stock equal to the product of (1) the number of shares subject to the award and (2) the Exchange Ratio; and the number of shares of Parent Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. On or prior to the Effective Time, the Company will take all actions necessary such that awards of restricted shares are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such awards, other than with respect to fractional shares, in connection with the Merger.

          (c) Other Equity Interests. Each stock unit which is described in
Section 3.2(b) as a Company Stock Option and which is payable in shares of Company Common Stock (the "Company Stock Units") and which is outstanding at the Effective Time shall be deemed to constitute a number of stock units, each of which shall constitute one share of Parent Common Stock (the "Parent Stock Units"), equal to the number of each such Company Stock Unit multiplied by the Exchange Ratio. Such Parent Stock Units shall be subject to the same terms and conditions as the Company Stock Units and shall be payable to the holders in shares of Parent Common Stock at the same time as the Company Stock Units would have been payable in shares of Company Common Stock. If the Company has any other outstanding equity interests, such interests shall be converted into interests to purchase Parent Company Stock in a manner consistent with Section 1.8(a) to the extent such interests resemble stock options and shall be converted into Company Common Stock in a manner consistent with Section 1.8(b) to the extent such interests resemble restricted stock; provided, however, no such conversion shall be effected in a manner which might adversely affect Parent's ability to account for the Merger on the "pooling-of-interests" method of accounting under APB-16.

          1.9 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          1.10 ASSOCIATED RIGHTS. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.

          1.11  DISSENTERS' RIGHTS.

          (a) Notwithstanding anything in this Agreement to the contrary, Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly perfected their rights as dissenting shareholders within the meaning of Section 14A:11-2 of the NJBCA (the "Dissenting Shares") shall not be converted into the right to receive Exchanged Preferred Shares unless and until such shareholders shall have failed to perfect their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares determined in accordance with Sections 14A:11-3 through 14A:11-11 of the NJBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of dissent, each Company Preferred Share held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, Exchanged Preferred Shares in the manner provided for in Section 1.7(d).

          (b) The Company shall give Parent (i) prompt notice of any notices of dissent filed pursuant to Section 14A:11-2 of the NJBCA received by the Company, withdrawals of demands for payment and any other instruments served in connection with the exercise by shareholders of their dissenters' rights pursuant to the NJBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notices of dissent and demands for payment under the NJBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such notice of dissent or demand for payment or (y) offer to settle or settle any such notice of dissent or demand for payment.

          1.12 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

          2.1 EXCHANGE FUND. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section
1.7 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, but in no event more than 5 days after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock then held by such holder) and (B) if required, a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid as the Exchange Agent may require.

          2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5, in each case until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

          2.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and associated Company Rights.

          2.5 NO FRACTIONAL SHARES OF PARENT COMMON STOCK. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the NYSE Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. Such payment of cash consideration in lieu of fractional shares is not expected to exceed, in the aggregate, 1% of the total Merger Consideration.

          (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and Section 2.2, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          2.7 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the Company shareholders pursuant to Article I and the other provisions of this
Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

          2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

          2.10 WITHHOLDING RIGHTS. To the extent that the Surviving Corporation and Parent are required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2.12 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall, subject to compliance with the provisions of this Article II by the holder thereof, be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

          2.13 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 5.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under the requirements of Accounting Principles Board Opinion No. 16, Business Combinations, and the related published interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the published rules and regulations of the Securities and Exchange Commission (the "SEC") or its staff ("APB-16") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.12) to Parent.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Parent represents and warrants to the Company as follows:

          (a) Organization, Standing and Power; Subsidiaries.

                (i) Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, will not have a Material Adverse Effect on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, will not have a Material Adverse Effect on Parent. The copies of the restated articles of incorporation and bylaws of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                (ii) Section 3.1(a)(ii) of the Parent Disclosure Schedule sets forth all the Subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.1(a)(ii) of the Parent Disclosure Schedule, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Parent SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Parent nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is material to Parent and its Subsidiaries taken as a whole.

          (b) Capital Structure.

                (i) As of November 24, 2000, the authorized capital stock of Parent consisted of (A) 3,600,000,000 shares of Parent Common Stock of which 1,447,514,539 shares were outstanding and 278,650,685 shares were held in the treasury of Parent. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than issuances of shares pursuant to options or rights outstanding as of November 24, 2000 under the Benefit Plans (as defined in Section 8.11(b)) of Parent. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in the Merger or in connection with stock options or restricted stock converted in the Merger pursuant to Section 1.8, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. When shares of Parent preferred stock are issued in the Merger in accordance with Section 1.7(d), such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire capital stock from Parent other than options to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 148,000,000 shares of Parent Common Stock (collectively, the "Parent Stock Options") under the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1987 Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo, Inc. 1988 Director Stock Plan and the PepsiCo SharePower Stock Option Plan (collectively, the "Parent Stock Option Plans"). Except for options granted under the Parent Stock Option Plans, no options or warrants or other rights to acquire capital stock from Parent have been issued or granted since December 25, 1999 to the date of this Agreement.

                (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote ("Parent Voting Debt") are issued or outstanding.

                (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.7 and Section 1.8, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries.

          (c) Authority; No Conflicts.

                    (i) Parent has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement and to obtaining the requisite shareholder approval (the "Parent Shareholder Approval") of an amendment to Parent's restated articles of incorporation to provide for the authorization of the Exchanged Preferred Shares to be issued solely in the Merger and of the issuance of the shares of Parent Common Stock and the Exchange Preferred Shares to be issued in the Merger (such amendment and issuance, collectively the "Share Issuance") by the Required Parent Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Shareholder Approval. Each of this Agreement and the Option Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (ii) The execution and delivery of this Agreement and the Option Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby and by the Option Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Parent or any Significant Subsidiary of Parent, or (B) except as, in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.11(h)) on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement or the Option Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or by the Option Agreement, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the EC Merger Regulation, (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the NJBCA with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, (H) the North Carolina Business Corporation Act with respect to the amendment of Parent's restated articles of incorporation described in Section 3.1(c)(i) and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, will not have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
          (A) through (G) are hereinafter referred to as "Necessary Consents."

          (d) Reports and Financial Statements.

                (i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                (ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 25, 1999, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, will not have a Material Adverse Effect on Parent.

          (e) Information Supplied.

                (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to the Company shareholders or Parent shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Option Agreement, the Merger and the Share Issuance and
(iii) recommended that the shareholders of Parent approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Parent's shareholders at the Parent Shareholders Meeting.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote necessary to approve the Share Issuance (the "Required Parent Vote").

          (h) Litigation; Compliance with Laws.

                (i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, seriously threatened, against or affecting Parent or any Subsidiary of Parent which, in the aggregate, will have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, in the aggregate, will have a Material Adverse Effect on Parent.

                (ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and except as will, in the aggregate, not have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"). Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, in the aggregate, will not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, will not have a Material Adverse Effect on Parent.

          (i) Absence of Certain Changes or Events. Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and (iii) as permitted by Section 4.1, since December 25, 1999,
(a) Parent and its Subsidiaries have conducted their business only in the ordinary course and (b) there has not been any action taken by Parent or any of its Subsidiaries during the period from December 25, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 25, 1999, there have not been any changes, circumstances or events which, in the aggregate, have had, or will have, a Material Adverse Effect on Parent.

          (j) Environmental Matters. Except as, in the aggregate, would not have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement (i) the operations of Parent and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), (ii) there are no pending or, to the knowledge of Parent, seriously threatened, Actions under or pursuant to Environmental Laws against Parent or its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries, and (iii) Parent and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Parent, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries or operations thereon will result in Environmental Liabilities.

          As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Clean Water Act, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, 33 U.S.C. Sections 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136, et seq., Occupational Safety and Health Act 29 U.S.C. Sections 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

          (k) Intellectual Property. Except as, in the aggregate, would not have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement: (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that will result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fee and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a copy of which has been provided to the Company.

          (m) Opinions of Parent Financial Advisor. Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Parent, from a financial point of view, a copy of such opinion will be promptly delivered to the Company.

          (n) Accounting Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16, except for such actions, facts or circumstances, as set forth in Section 3.1(n) of the Parent Disclosure Schedule, which actions, facts or circumstances can be cured prior to the Closing Date. Parent has no knowledge of any reason why it may not receive a letter from KPMG LLP ("Parent's Independent Accountants") dated approximately the date the Form S-4 is declared effective and addressed to Parent in which Parent's Independent Accountants will concur with Parent's management's conclusion that no conditions exist related to Parent or the transactions contemplated by this Agreement that would preclude Parent from accounting for the Merger as a "pooling-of-interests" (except for actions, facts or circumstances set forth in Section 3.1(n) of the Parent Disclosure Schedule, which can be cured prior to the Closing Date), subject to the receipt by Parent of (i) a letter to the Company's Independent Accountants from the Company, dated approximately the date the Form S-4 is declared effective, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16, and (ii) a letter to the Company from Arthur Andersen LLP (the "Company's Independent Accountants") dated approximately the date the Form S-4 is declared effective, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

          (o) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) each of Parent and its Subsidiaries has accurately filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid when due all Taxes required to have been paid by it, (ii) there is no audit, action, suit or proceeding now pending or, to the knowledge of Parent, seriously threatened against or with respect to Parent or any of its Subsidiaries in respect of Taxes and (iii) to the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any other Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (or any comparable provision of state, local or foreign law) to the affiliated group of which Parent is the common parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return") means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (p) Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no Benefit Plans maintained by Parent covering only Parent executive officers. With respect to Parent, each Benefit Plan has been operated and administered in accordance with its terms and applicable law, except where failure to do so will not have a Material Adverse Effect on Parent. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Parent Benefit Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee which, in the aggregate, have had, or will have, a Material Adverse Effect on Parent.

          (q) Foreign Corrupt Practices and International Trade Sanctions. To Parent's knowledge, neither Parent, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, (the "FCPA") or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case which will not have a Material Adverse Effect on Parent.

          3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), the Company represents and warrants to Parent as follows:

          (a) Organization, Standing and Power; Subsidiaries.

                (i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, will not have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate will not have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                (ii) Section 3.2(a)(ii) of the Company Disclosure Schedule sets forth all the Subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.2(a)(ii) of the Company Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or will be material to the Company and its Subsidiaries taken as a whole.

          (b) Capital Structure.

                (i) As of October 31, 2000, the authorized capital stock of the Company consisted of (A) 400,000,000 shares of Company Common Stock of which 131,303,401 shares were outstanding and 36,675,391 shares were held in the treasury of the Company, (B) 1,000,000 preference shares, no par value, of which no shares are outstanding and (C) 10,000,000 shares of Preferred Stock, no par value, of which 4,000,000 shares have been designated Series C Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of May 8, 1996 between the Company and Harris Trust and Savings Bank (the "Company Rights Agreement") and of which 1,750,000 shares have been designated Series B ESOP Convertible Preferred Stock of which as of October 31, 2000, 854,182 shares were outstanding. Since December 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares pursuant to options or rights outstanding as of November 16, 2000 under the Benefit Plans (as defined in Section 8.11(b)) of the Company. There were outstanding as of November 16, 2000 (except for the Deferred Compensation Plan for Executives, which are shown as of October 31, 2000), no options, warrants or other rights to acquire capital stock from the Company other than (x) the Company Rights and (y) options, stock units and other rights to acquire capital stock from the Company representing in the aggregate the right to purchase or receive approximately 10,552,331 shares of Company Common Stock (collectively, the "Company Stock Options") under The Company Long-Term Incentive Plan of 1999, The Company Long-Term Incentive Plan of 1990, as amended, The 1984 Long-Term Incentive Plan of the Company, as amended, Deferred Compensation Plan for Executives of the Company, Deferred Compensation Plan for Directors of the Company, the Company Stock Compensation Plan for Outside Directors and the Company Stock Option Plan for Outside Directors (collectively, the "Company Stock Option Plans"). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of November 16, 2000, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except for Company Stock Options, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since December 31, 1999 to the date of this Agreement.

                (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding.

                (iii) Except as otherwise set forth in this Section 3.2(b) and as contemplated by Section 1.7 and Section 1.8, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries.

          (c) Authority; No Conflicts.

                (i) The Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (ii) The execution and delivery of this Agreement and the Option Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby and by the Option Agreement will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of the Company or any Significant Subsidiary of the Company or (B) except as, in the aggregate, would not have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby or by the Option Agreement, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, will not have a Material Adverse Effect on the Company.

          (d) Reports and Financial Statements.

                (i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                (ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, will not have a Material Adverse Effect on the Company.

          (e) Information Supplied.

                (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company shareholders or Parent shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement, the Option Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Option Agreement and the Merger and (iii) recommended that the shareholders of the Company approve this Agreement and the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 14A:10-1 of the NJBCA.

          (g) Vote Required. The affirmative vote of the holders of shares representing two-thirds of the votes cast by the holders of Company Common Stock and Company Preferred Shares voting together as a single class at the Company Shareholders Meeting to approve this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws.

                (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, seriously threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, will have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, will have a Material Adverse Effect on the Company.

                (ii) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as will, in the aggregate, not have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, in the aggregate, will not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, will not have a Material Adverse Effect on the Company.

          (i) Absence of Certain Changes or Events. Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and (iii) as permitted by Section 4.2, since December 31, 1999,
(a) the Company and its Subsidiaries have conducted their business only in the ordinary course and (b) there has not been any action taken by the Company or any of its Subsidiaries during the period from December 31, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1999, there have not been any changes, circumstances or events which, in the aggregate, have had, or will have, a Material Adverse Effect on the Company.

          (j) Environmental Matters. Except as, in the aggregate, would not have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, seriously threatened, Actions under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, and (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon will result in Environmental Liabilities.

          (k) Intellectual Property. Except as, in the aggregate, would not have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that will result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except Goldman, Sachs & Co. and J.P. Morgan Securities Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms, copies of which have been provided to Parent.

          (m) Opinions of the Company Financial Advisor. The Company has received oral opinions of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. A written copy of such opinions will promptly be provided to Parent.

          (n) Accounting Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16. The Company has no knowledge of any reason why it may not receive a letter from the Company's Independent Accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date addressed to the Company, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of- interests" under APB-16.

          (o) Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has accurately filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid when due all Taxes required to have been paid by it, (ii) there is no audit, action, suit or proceeding now pending or, to the knowledge of the Company, seriously threatened against or with respect to the Company or any of its Subsidiaries in respect of Taxes and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any other Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (or any comparable provision of state, local or foreign law) to the affiliated group of which the Company is the common parent.

          (p) Certain Contracts. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of the Company, limit or restrict Company or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (q) Related Party Transactions. Except as set forth in the Company SEC Reports, since December 31, 1999, the Company has not entered into any relationship or transaction of a sort that would be required to be disclosed pursuant to Item 404 of Regulation S-K by the Company in a proxy statement in connection with an annual meeting of shareholders.

          (r) Employee Benefit Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

                (i) Section 3.2(r) of the Company Disclosure Schedule contains a correct and complete list identifying each material Benefit Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together, to the extent applicable, with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

                (ii) No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Benefit Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Benefit Plan. Neither the Company nor any ERISA Affiliate of the Company has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

                (iii) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

                (iv) Each Benefit Plan that is intended to be qualified under
          Section 401(a) of the Code has received a favorable determination letter and to the knowledge of the Company no fact or circumstance exists giving rise to a material likelihood that such Plan would not be treated as so qualified by the Internal Revenue Service. Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Benefit Plan.

                (v) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                (vi) There has been no adoption of any new Benefit Plan nor any amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Significant Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

                (vii) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Benefit Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

                (viii) Each international benefit plan of the Company has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any funding requirement or special provisions relating to qualified plans where such international benefit plan was intended to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under any international benefit plan that would increase materially the expense of maintaining such international benefit plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                (ix) There are no active employees of the Company who participate in the Company's Supplemental Executive Retirement Plan.

          (s) Labor Matters. During the last 3 fiscal years, (i) except where failure to comply will not have a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, Worker Adjustment and Retraining Notification Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices and (ii) except as would not have a Material Adverse Effect on the Company, (A) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent; (B) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (C) there are no representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent; and (D) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

          (t) Foreign Corrupt Practices and International Trade Sanctions. To the Company's knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations except in each case which will not have a Material Adverse Effect on the Company.

          (u) Actions with Respect to Anti-takeover Statutes, Certificate of Incorporation and the Company Rights Agreement. (i) The Company has taken all action necessary to exempt the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby from Sections 14A:10A-1 to 14A:10A-6 of the NJBCA, and, accordingly, neither such Sections nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby and thereby.

                (ii) The Company has taken all action necessary to render
          Article 8 of the Company's amended and restated certificate of incorporation inapplicable to the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

                (iii) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

          3.3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub represent and warrant to the Company as follows:

          (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey. Merger Sub is a direct wholly-owned subsidiary of Parent.

          (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) Dividends; Changes in Share Capital. Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (i) the declaration and payment of regular quarterly cash dividends not in excess of the normal quarterly dividends paid by Parent in the ordinary course with usual record and payment dates for such dividends in accordance with past dividend practice and (ii) for dividends by wholly owned Subsidiaries of Parent.

          (c) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Parent and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

          (d) No Acquisitions. Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisitions the consummation of which would, in the good faith determination by Parent, be reasonably expected to have the effect of preventing Parent from obtaining any required approvals which would result in a failure of any of the conditions to the Merger set forth in Article VI.

          (e) Pooling; Tax-Free Qualification. Parent shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling-of-interests" under APB-16 or as a "reorganization" under Section 368 of the Code. Prior to the Effective Time, Parent will take the actions set forth on Section 3.1(n) to the Parent Disclosure Schedule.

          (f) Representations and Warranties. Parent shall not take any action that would cause any of its representations and warranties set forth in Section
3.1 (other than Section 3.1(n) if Parent waives the conditions set forth in Section 6.2(e)) to be no longer true and correct.

          (g) No Related Actions. Parent will not, and will not permit any of its Subsidiaries to, authorize, commit or agree to take any action that is inconsistent with any of the foregoing actions.

          4.2 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

                (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                (ii) Other than in connection with acquisitions permitted by
          Section 4.2(e), the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or
          (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith, incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 2000, are not in excess of the amounts set forth in Section 4.2(a) of the Company Disclosure Schedule.

          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of the normal quarterly dividends paid by the Company in the ordinary course, as set forth on Section 4.2(b) of the Company Disclosure Schedule, with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by the Company of Company Common Stock in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or the Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of Company Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) issuances permitted by Section 5.5(d) of this Agreement, (iii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned subsidiary of the Company, (iv) pursuant to acquisitions set forth on the Company Disclosure Schedule or the financings therefor, (v) the conversion of the Company's Preferred Shares into common stock or (vi) issuances in accordance with the Company Rights Agreement.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its certificate of incorporation, bylaws or other governing documents.

          (e) No Acquisitions. Other than (i) acquisitions disclosed on the Company Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of the Company and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.2(e) of the Company Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents any risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.2(f) of the Company Disclosure Schedule.

          (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.2(g) of the Company Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, in each case in the ordinary course of business consistent with past practice.

          (h) Pooling; Tax-Free Qualification. The Company shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling-of-interests" under APB-16 or as a "reorganization" under Section 368 of the Code.

          (i) Compensation and Benefits. Except (i) as contemplated by Section 4.2(c) or 5.5 or by Section 4.2(i) of the Company Disclosure Schedule, (ii) as required by law or the terms of any existing Benefit Plan or other agreement, or
(iii) in the ordinary course of business consistent with past practice, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business. Following consultation in good faith between the Company and Parent, the Company will prepare and submit to the applicable Tax authorities such filings, schedules and other related materials and take such other actions as are reasonably requested by Parent with respect to any Tax asset or benefit of the Company or any Subsidiary in excess of $150 million.

          (k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (l) Representations and Warranties. The Company shall not take any action that would cause any of its representations and warranties set forth in
Section 3.2 (other than Section 3.2(n) if Parent waives the conditions set forth in Section 6.2(e)) to be no longer true and correct.

          (m) No Related Actions. The Company will not, and will not permit any of its Subsidiaries to, authorize, commit or agree to take any action that is inconsistent with any of the foregoing actions.

          4.3 GOVERNMENTAL FILINGS. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters.

          4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          5.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS. (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Parent, in connection with a Change in the Parent Recommendation, and the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Parent Recommendation or a Change in the Company Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Parent or the Company (as the case may be) for making such Change in the Parent Recommendation or Change in the Company Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. Parent will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Parent shareholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's shareholders, in each case after the Form S-4 is declared effective under the Securities Act at such time as reasonably agreed on by the Parties. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Parent and the Company.

          (b) The Company shall duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that the Company shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give written notice of, convene and hold a meeting of its shareholders pursuant to and in compliance with Section 14A:10-3 of the NJBCA on a date as soon as reasonably practicable (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of this Agreement by the Required Company Vote; and the Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided, further, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 5.4 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of approving this Agreement and the Merger; provided that this Agreement shall not be required to be submitted to the shareholders of the Company at the Company Shareholders Meeting if this Agreement has been terminated pursuant to
Section 7.1 hereof.

          (c) Parent shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that Parent shall have used reasonable best efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "Parent Shareholders Meeting") for the purpose of obtaining the Required Parent Vote and shall take all lawful action to solicit the adoption of this Agreement and the Share Issuance by the Required Parent Vote, including proposing approval of the charter amendment and the issuance of Parent Common Stock and Exchanged Preferred Shares constituting the Share Issuance together in the same item to be voted on by Parent's shareholders, and the Board of Directors of Parent shall recommend the adoption of this Agreement and the approval of the Share Issuance by the shareholders of Parent to the effect as set forth in Section 3.1(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law. Notwithstanding any Change in the Parent Recommendation, this Agreement and a proposal to approve the Share Issuance shall be submitted to the shareholders of Parent at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval; provided that this Agreement shall not be required to be submitted to the shareholders of Parent at the Parent Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

          (d) For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.

          5.2 ACCESS TO INFORMATION/EMPLOYEES. (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) the information is of the type described in Section 5.2 of the Company Disclosure Schedule. Any such information obtained pursuant to this Section 5.2 will be considered "Information" pursuant to the Confidentiality Agreement, the terms of which are incorporated herein and made a part of this Agreement. Any investigation by Parent or the Company shall not affect the representation and warranties of the Company and Parent, as the case may be.

          (b) After the date hereof, Parent and the Company shall establish a mechanism reasonably acceptable to both parties by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with the Company employees regarding employee related matters after the Effective Time.

          5.3   REASONABLE BEST EFFORTS.

          (a) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (b) The Company shall, cooperate with and assist Parent, and will use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement. At Parent's request, the Company will commit to and implement any divestiture, hold separate or similar transaction or action with respect to any asset or business of the Company, which commitment and implementation may, at the Company's option, be conditioned upon and effective as of the Effective Time. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in
Article VI not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (c) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (d) In connection with this Section 5.3 the parties agree to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition. It is the intention of the Parties to consummate the Merger promptly upon (i) expiration of the HSR waiting period or obtaining approval of the DOJ or FTC as necessary and (ii) obtaining any necessary approval under the EC Merger Regulation (the "Material Regulatory Consents"). Nothing contained herein shall be deemed to require the obtaining of any other consent or approval under any other Regulatory Law or otherwise as a condition to the Merger.

          (e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to dispose of or hold separate, or agree to dispose of or hold separate or restrict its ownership and operation of, all or any portion of the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, except that Parent shall be required, if necessary to obtain any regulatory approval from any Governmental Entity necessary for consummation of the Merger, to divest its ALL SPORT beverage brand, without regard to consideration received, no later than the date which is 30 days prior to the date eight months from the date hereof.

          5.4 ACQUISITION PROPOSALS. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that the Company shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, 20% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by Parent, Merger Sub or any of their affiliates) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, (ii) engage in any negotiations concerning an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, provided, however, that the Company may waive any provision in such standstill or similar agreement which has the effect of prohibiting direct communication relating to a proposal between such third party and the Company's Board of Directors or executive officers, and provided, further, that such waiver or release was made without prior solicitation or negotiation by the Company or its directors, officers, employees, agents or representatives. Notwithstanding anything in this Agreement to the contrary, the Company or its Board of Directors shall be permitted to (1) at any time prior to the time at which the Company's Shareholder Approval shall have been obtained, engage in discussions or negotiations with a third party who seeks, without prior solicitation by or negotiation with the Company or its directors, officers, employees, agents or representatives, to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties, and assets if, and only to the extent that (A) the Board of Directors has determined, in their reasonable judgment, that such discussions may reasonably lead to a Superior Proposal, and
(B) prior to furnishing such information to, or entering into discussions with, such third party, the Company receives from such third party an executed confidentiality agreement containing terms customary in transactions of such nature and the Company promptly notifies Parent of its intention to provide information to a third party; and (2) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Except as set forth below, neither the Board of Directors of the Company nor any committee thereof may (i) effect a Change in the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time at which the Company Shareholders Approval has been obtained, in response to an Acquisition Proposal from a third party, if the Board of Directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, that such Acquisition Proposal is a Superior Proposal, the Board of Directors of the Company or any committee thereof may, subject to payment of the Company Termination Fee set forth in
Section 7.2(b) if and when applicable: (i) enter into a definitive agreement with respect to such Acquisition Proposal or (ii) effect a Change of the Company Recommendation and approve or recommend such Acquisition Proposal, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company notifies Parent, in writing and at least 72 hours prior to taking any such action, promptly of its intention to take such action, specifying the material terms of such Acquisition Proposal and identifying the Person making such Acquisition Proposal, and Parent does not make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Acquisition Proposal prior to the expiration of such 72-hour period.

          (b) In addition to the notification required under the final sentence of Section 5.4(a), the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any inquiry relating to any potential Acquisition Proposal and the terms of such proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, and shall keep Parent informed on a current basis with respect to any significant developments with respect to the foregoing. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

          5.5 EMPLOYEE BENEFITS MATTERS. (a) From and after the Effective Time until the first anniversary of the Effective Time, Parent shall and shall cause the Surviving Corporation to comply with all severance arrangements, plans or agreements in effect at the Company at the Effective Time for hourly employees. From and after the Effective Time until the first anniversary of the Effective Time, Parent shall and shall cause the Surviving Corporation to either maintain the Company's compensation levels and Company Benefit Plans or provide compensation and employee benefits under Benefit Plans to the employees and former employees of the Company and its respective Subsidiaries (the "Company Employees") that are, in the aggregate, no less favorable than those provided to such persons pursuant to the Company Benefit Plans as in effect immediately prior to the Effective Time; provided however, that for employees who are participants in the Company's leveraged employee stock ownership plan ("LESOP") on the date hereof, the aggregate compensation and benefits in effect immediately prior to the Effective Time shall be determined assuming an allocation for the LESOP and related excess cash payments equal to 15% of compensation (as compensation is determined in accordance with the Company's historical practices) with respect to the LESOP participants in the aggregate. Service with the Company and its Subsidiaries shall be credited as service under Parent's Benefit Plans to the extent that such credit does not result in duplication of benefits. Parent shall honor or shall cause the Surviving Corporation to honor any retention program, each employment agreement, the Company's Officers Severance Program, Severance Pay Plan, and Salaried Employees Compensation and Benefits Protection Plan, each executive separation agreement and other severance plans or programs (of which any material severance plan or program has been disclosed in the Company Disclosure Schedule) in effect immediately prior to the Effective Time in accordance with their terms, provided that, subject to the requirements of the first two sentences of this Section 5.5, nothing herein shall prevent Parent from terminating or reducing benefits under those arrangements to the extent permissible under the terms of such agreements, programs or plans. In the event that any of the Company's Benefit Plans (to the extent disclosed to Parent on the date hereof and subject to Section 5.5(b)) prohibit termination or modification in the event of a Change in Control, Parent agrees to and to cause the Surviving Corporation to abide by the terms thereof. Parent acknowledges that shareholder approval of the Merger shall constitute a "Change in Control" for purposes of the Company's Benefit Plans to the extent consistent with the terms of such Company Benefit Plans. As promptly as practicable following the Effective Time, but in no event later than 45 days, Parent shall pay or shall cause the Surviving Corporation to pay to eligible plan participants and to each employee covered by one of the Company's bonus plans for 2001, who in either case is also an employee of the Company at the Effective Time, a cash bonus for the employee's service for such period from January 1, 2001 through the Effective Time. The amount of cash bonus for each employee shall be an amount equal to the product of (i) the employee's 2001 target bonus as adjusted to reflect actual performance through the Effective Time as determined by the Company's Board of Directors prior to the Effective Time, multiplied by (ii) the quotient of (A) the number of weeks between January 1, 2001 and the Effective Time divided by (B) 52. Parent shall not take any action which would reduce the allocations which would otherwise be made under the LESOP feature of the Company's 401(K) Plan for Salaried Employees for the plan year ending June 30, 2001 to employees who are participants in that plan immediately prior to the Effective Time. Without limiting the foregoing, Parent shall cause Dividend Replacement Contributions (as defined under the LESOP) to be made to such plan for the June 30, 2001 plan year consistent with the Company's historical practices, and shall not permit any action which would extend participation to any groups of employees who are not participants in the LESOP immediately prior to the Effective Time. To the extent that LESOP allocations to any participants for such plan year are limited by reason of any provision of the plan or the Code, Parent shall cause the Surviving Corporation to make corresponding cash payments to such participants in accordance with the Company's historical practices. From and after the Effective Time until the six month anniversary thereof, Parent shall cause the Surviving Corporation to provide at least 30 days notice prior to terminating, for reasons other than cause, any Company Employee whose options will terminate on the last day of employment.

          (b) Prior to the Effective Time, the Company shall (i) cause the Company's Benefits Protection Trust to be terminated in accordance with the terms thereof such that the transactions contemplated by this Agreement do not trigger or otherwise result in any funding of the Benefits Protection Trust;
(ii) cause the Company's Retirement Plan to be amended to delete paragraph 14.1(b) thereof and to provide that, in the event of a merger of the Retirement Plan, paragraph 14.1(c) thereof will apply only if the successor plan is terminated and (iii) cause the Company's Salaried Employees Compensation and Benefits Protection Plan and Officers Severance Pay Program to be amended to allow each to be amended or terminated at any time following the second anniversary of the Effective Time; provided that no such amendment or termination shall adversely affect the rights of any participant whose employment is terminated prior to such second anniversary.

          (c) The Compensation Committee of the Company's Board of Directors will not exercise its discretion under the Company's Deferred Compensation Plan for Executives to accelerate payout of deferred compensation credited in the form of stock units in connection with the transactions contemplated by this Agreement.

          (d) Prior to the Effective Time, the Company shall not, except to the extent contractually required with respect to an individual's contract that is in place on the date hereof, (i) make any grant of options for the year 2001 under any Company Stock Option Plan, or (ii) make any grant of matching restricted stock under the Company's Incentive Investment Program, in each case without the prior written consent of Parent, which consent may be withheld or conditioned by Parent in its sole discretion.

          5.6 FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company and its Subsidiaries and
(b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by Parent and the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

          5.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering such persons currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 5.7, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year. The obligations of the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7). Without limiting any of the obligations above, nothing in this Section 5.7 shall be construed to make Parent, Merger Sub or the Surviving Corporation a co-insurer with any third-party provider of directors' and officers' liability insurance.

          5.8 PUBLIC ANNOUNCEMENTS. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          5.9 ACCOUNTANT'S LETTERS. (a) Parent shall use best efforts to cause to be delivered to the Company a copy of a letter from Parent's Independent Accountants, dated approximately the date the Form S-4 is declared effective, stating that they concur with Parent's conclusion that (i) as of the date of their report, no conditions exist that would preclude Parent's ability to be a party to a business combination to be accounted for as a "pooling-of-interests", except for such actions, facts or circumstances that will be corrected or cured prior to the Closing Date and (ii) assuming such correction or cure, the combination of Parent and the Company as contemplated by this Agreement will be treated as a "pooling-of-interests" under APB-16.

          (b) The Company shall use best efforts to cause to be delivered to Parent a copy of a letter from the Company's Independent Accountants, addressed to the Company, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they, as of the date of their report, believe the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

          (c) Following execution of this Agreement, each of Parent and the Company shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a "pooling-of-interests" under APB-16, and such accounting treatment to be accepted by the SEC.

          5.10 LISTING OF SHARES OF PARENT COMMON STOCK. Parent shall cause the shares of Parent Common Stock to be issued in the Merger (including shares to be issued pursuant to Section 1.8 of this Agreement) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          5.11 DIVIDENDS. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock, the Company Common Stock and the Company Preferred Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock, Company Common Stock and Company Preferred Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and/or Company Preferred Shares or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger or any Exchanged Preferred Shares that any such holder receives in the Merger.

          5.12 AFFILIATES. (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for approval by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under APB-16, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
Exhibit 5.12 hereto (an "Affiliate Agreement"). Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a letter identifying all persons who, in the judgment of Parent, may be deemed "affiliates" of Parent for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under APB-16, and such list shall be updated as necessary to reflect changes from the date hereof. Parent shall use reasonable best efforts to cause each person identified on such list to deliver to the Company not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs 1(B) and 2 of Exhibit 5.12 hereto.

          (b) Parent shall use its reasonable best efforts to cause to be published no later than 60 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          5.13 SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including the issuance of shares pursuant to Section
1.8 hereof and derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by
Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

          5.14 TAX OPINIONS. The Company and Parent shall use their best efforts to obtain the tax opinions required by Section 6.2 (c) and Section 6.3(c) from their respective legal counsel.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. (i) The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement by the shareholders of the Company and (ii) Parent shall have obtained the Required Parent Vote in connection with the adoption of this Agreement and the approval of the Share Issuance by the shareholders of Parent.

          (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or
(ii) which otherwise, individually or in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

          (c) HSR Act; EC Merger Regulation. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulation.

          (d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Other Actions. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Parent and the Surviving Corporation after giving effect to the Merger, all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to a Company Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except to the extent that any inaccuracy in such representation and warranty would not result in a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to a Company Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Tax Opinion. Parent shall have received from Davis Polk & Wardwell, counsel to Parent, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).

          (d) Company Rights Agreement. No Shares Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement) shall have occurred pursuant to the Company Rights Agreement.

          (e) "Pooling-of-Interests." (i)There shall have been no change in laws or GAAP that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16, (ii) the Form S-4 shall have been declared effective by the SEC under the Securities Act with the Merger being accounted for as a "pooling-of-interests" under APB-16, (iii) Parent shall have received a letter from Parent's Independent Accountant dated approximately the date the Form S-4 is declared effective, stating that they concur with Parent's conclusion that (A) as of the date of their report, no conditions exist that would preclude Parent's ability to be a party to a business combination to be accounted for as a "pooling-of-interests", except for such actions, facts or circumstances that will be corrected or cured prior to the Closing Date and (B) assuming such correction or cure, the combination of Parent and the Company as contemplated by this Agreement will be treated as a "pooling-of-interests" under APB-16, and (iv) Parent shall have received (A) a letter to the Company's Independent Accountants from the Company, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16, and (B) a letter to the Company from the Company's Independent Accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

          6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to a Parent or Merger Sub Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct, except to the extent that any inaccuracy in such representation and warranty would not result in a Parent and Merger Sub Material Adverse Effect on the Parent and Merger Sub, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are qualified as to Parent and Merger Sub Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Cadwalader, Wickersham & Taft, counsel to the Company, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations of Parent and the Company as counsel to Parent or the Company, respectively, deems reasonably necessary).


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

          (a) By mutual written consent of Parent and the Company;

          (b) By either Parent or the Company, if the Effective Time shall not have occurred on or before June 2, 2001 (or September 2, 2001 if the only closing condition that has not been satisfied or waived are the conditions contained in Section 6.1(c) and any related conditions) (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either the Company or Parent, if the DOJ, FTC or European Commission (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling with respect to a Material Regulatory Consent or to take any other action, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Section 6.1(c), and such denial of a request to issue such order, decree, ruling with respect to a Material Regulatory Consent or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

          (d) By either the Company or Parent, if the approvals of the shareholders of either Parent or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which the vote was taken;

          (e) By Parent, if the Company shall have failed to make the Company Recommendation or effected a Change in the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting in accordance with Section 5.1(b);

          (f) By the Company, if Parent shall have failed to make the Parent Recommendation or effected a Change in the Parent Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Parent Shareholders Meeting in accordance with Section 5.1(c);

          (g) By either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by the Company) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Parent or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 45 days after written notice thereof shall have been received by the party alleged to be in breach;

          (h) By either Parent or the Company, if the Board of Directors of the Company authorizes the Company to enter into a written agreement concerning a transaction that the Board of Directors of the Company has determined is a Superior Proposal;

          (i) Subject to the other provisions of this Section 7.1(i) by the Company, if (A) its Board of Directors so determines by a majority vote, at any time during the 24-hour period commencing at the close of business on the Determination Date, if the Parent Market Price is less than $40 and (B) the Company gives Parent written notice of its intention to terminate this Agreement (the "Termination Notice") within the aforementioned 24-hour period, provided that the Company may withdraw the Termination Notice at any time within the aforementioned 24-hour hour period. Notwithstanding the foregoing, no right of termination shall arise under this Section 7.1(i) if Parent shall have given written notice to the Company at any time within 24 hours of its receipt of the Termination Notice that Parent elects to adjust the Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $92, and the denominator of which is the Parent Market Price. If Parent makes an election contemplated by the preceding sentence and so notifies the Company within such 24-hour period, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(i).

          7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 3.1(l), Section 3.2(l), Section 5.6, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement, including any representations, warranties or covenants contained herein.

          (b) In the event that this Agreement is terminated pursuant to (i)
Section 7.1(d) due to a failure of the Company shareholders to approve the Merger and this Agreement and within twelve months of such termination, the Company enters into a definitive agreement with a third party with respect to a Business Combination, (ii) Section 7.1(e), (iii) Section 7.1(g) by Parent and within twelve months of such termination, the Company enters into a definitive agreement with a third party with respect to a Business Combination or (iv)
Section 7.1(h), then the Company shall pay to Parent as liquidated damages, not later than three Business Days after such termination, an amount in cash equal to $420 million (the "Company Termination Fee") provided, however, that, with respect to clauses (i) and (iii), the Company Termination Fee shall be payable only as provided above and in such case no later than three Business Days after the date a definitive agreement with a third party with respect to a Business Combination is executed.

          (c) For the purposes of this Section 7.2, "Business Combination" means
(i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company's shareholders prior to such transaction (by virtue of their ownership of the Company's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such shareholders, if any Person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions,
(iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's shareholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person), or (iv) the transfer, sale or other disposition by the Company, directly or indirectly, of all or substantially all the assets constituting its beverage business, other than a transfer, spin-off, split off, dividend or other transaction directly to the shareholders of the Company.

          (d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 7.2, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

          (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

          7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

          8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to:

                PepsiCo, Inc.
                700 Anderson Hill Road
                Purchase, NY 10577-1444
                Fax:  (914) 249-8166
                Attention:  Robert F. Sharpe, Jr.
                            Senior Vice President
                            Public Affairs and General Counsel

                with a copy to:

                Davis Polk & Wardwell
                450 Lexington Avenue
                New York, New York 10017
                Fax:  (212) 450-4800
                Attention:  Winthrop B. Conrad, Jr.

          (b) if to the Company to:

                The Quaker Oats Company
                321 North Clark Street
                Chicago, Illinois  60610
                Fax:  (310)222-7696
                Attention:  Mr. John G. Jartz
                            Senior Vice President - General
                            Counsel, Business Development
                            and Corporate Secretary

                with a copy to:

                Cadwalader, Wickersham & Taft
                100 Maiden Lane
                New York, New York 10038
                Fax: (212) 504-6666
                Attention:  Dennis J. Block, Esq.

          8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

          8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Option Agreement, the Confidentiality Agreement and other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

          8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to choice of law principles thereof).

          8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.11  DEFINITIONS.  As used in this Agreement:

          (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (b) "Benefit Plans" means, with respect to any Person, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) in any case as in effect on the date of this Agreement or as disclosed on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to which such Person or any of its ERISA Affiliates is a party, which is maintained, administered or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates could reasonably be expected to incur any material liability.

          (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (e) "Confidentiality Agreement" means the Confidentiality Letter Agreement, dated October 23, 2000, between Parent and the Company.

          (f) "ERISA Affiliate" means, with respect to any Person, any trade or business which, together with such Person, would be treated as a single employer under section 414 of the Code.

          (g) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers.

          (h) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is materially adverse to (i) the business, consolidated financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. The term "material" or "in all material respects" shall have a corresponding meaning of similar importance.

          (i) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

          (j) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (k) "Significant Subsidiary" shall mean with respect to any Person, any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

          (l) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (m) "Superior Proposal" means a bonafide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock which the Board of Directors of the Company in good faith concludes by a majority vote (after consultation with its financial advisors), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any break-up fees, expense reimbursement provisions, conditions to consummation and financing contingencies) and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        PEPSICO, INC.


                                        By:  /s/ Roger A. Enrico
                                           -------------------------------------
                                             Name:  Roger A. Enrico
                                             Title: Chairman and CEO



                                        BEVERAGECO, INC.


                                        By:  /s/  Robert F. Sharpe Jr.
                                           -------------------------------------
                                             Name:  Robert F. Sharpe Jr.
                                             Title: President and CEO



                                        THE QUAKER OATS COMPANY


                                        By:  /s/ Robert S. Morrison
                                           -------------------------------------
                                             Name:  Robert S. Morrison
                                             Title: Chairman, President and CEO